Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE OF TRUST

THIS FIRST SUPPLEMENTAL INDENTURE OF TRUST (“First Supplemental Indenture”), dated as of November 19, 2007, between GOAL CAPITAL FUNDING TRUST 2007-1, a statutory trust duly organized and existing under the laws of the State of Delaware (the “Issuer”), and THE BANK OF NEW YORK TRUST COMPANY, N.A., a national banking association organized under the laws of the United States, as trustee hereunder (together with its successors, the “Trustee”);

W I T N E S S E T H :

WHEREAS, the Issuer, The Bank of New York Trust Company, N.A., as eligible lender trustee, and the Trustee, as indenture trustee, have previously executed and delivered an Indenture of Trust dated as of June 7, 2007 (as amended and supplemented from time to time, the “Indenture”); and

WHEREAS, Section 8.01(k) of the Indenture prescribes the terms and conditions upon which the Issuer and the Trustee may, from time to time and at any time, without the consent of or notice to any of the Registered Holders (as defined in the Indenture) of any Obligations (as defined in the Indenture) enter into any indenture or indentures supplemental to the Indenture to make any change with a Rating Confirmation (as defined in the Indenture); and

WHEREAS, the Issuer and the Trustee desire to amend the Indenture as set forth herein in accordance with Section 8.01(k) of the Indenture; and

WHEREAS, the execution and delivery of this First Supplemental Indenture has been in all respects duly and validly authorized by the Issuer and the Trustee, and all acts and things necessary to constitute this First Supplemental Indenture a valid supplemental indenture according to its terms have been done and performed;

NOW, THEREFORE, this First Supplemental Indenture Witnesseth:

Section 1. Definitions; Conflicting Terms. In this First Supplemental Indenture, all capitalized terms used but not otherwise defined herein shall have the meanings set forth in the Indenture. In the event that any term or provision contained in this First Supplemental Indenture shall conflict with or be inconsistent with any provision contained in the Indenture, the terms and provisions of this First Supplemental Indenture shall govern.

Section 2. Amendments to the Indenture.

(a) Appendix B of the Indenture is hereby amended to add Section 2.05 set forth below as a new Section immediately after Section 2.04:

“Section 2.05. Waiver of Net Loan Rate. Notwithstanding any statement to the contrary in any of the Basic Documents or this Appendix B, from November 25, 2007 through December 25, 2007, (a) interest payable on the Auction Rate Notes shall in no event be calculated at the Net Loan Rate, and (b) neither the Auction Rate, nor the Auction Note Interest Rate nor the Maximum Rate shall be limited in any respect whatsoever by the Net Loan Rate.

In addition, and notwithstanding any statement to the contrary in any of the Basic Documents or this Appendix B, upon receipt by the Issuer of a Rating Confirmation, the Issuer may waive the application of the Net Loan Rate for any one or more Auction Periods (as such term is defined in this Appendix B or any indentures supplemental to the Indenture authorizing the issuance of Notes) in order that for such Auction Periods (a) interest on the Auction Rate Notes shall in no event be calculated at the Net Loan Rate, and (b) neither the Auction Rate, nor the Auction Note Interest Rate nor the Maximum Rate shall be limited in any respect whatsoever by the Net Loan Rate.”

(b) The definition of “Applicable LIBOR Spread” set forth in Section 1.01 of the Appendix B of the Indenture is hereby amended in its entirety as follows:

“ “Applicable LIBOR Spread,” on any date of determination, means the following percentages, based on the lowest rating assigned to the Auction Rate Notes:

Rating Category	Applicable LIBOR Spread

Top three rating categories	1.00%
Fourth highest rating category	1.25
Lower rating categories	1.50”

Section 3. Governing Law. This First Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the conflicts-of-laws principles thereof.

Section 4. Headings. The headings or titles of the several sections hereof shall be solely for convenience of reference and shall not affect the meaning or construction, interpretation or effect of this First Supplemental Indenture.

Section 5. Severability. If any provision of this First Supplemental Indenture shall be held or deemed to be or shall, in fact, be inoperative or unenforceable as applied in any particular case in any jurisdiction or jurisdictions or in all jurisdictions or in all cases because it conflicts with any provisions of any constitution or statute or rule of public policy, or for any other reason, such circumstances shall not have the effect of rendering the provision in question inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions herein contained invalid, inoperative or unenforceable to any extent whatever.

The invalidity of any one or more phrases, sentences, clauses, or paragraphs in this First Supplemental Indenture contained shall not affect the remaining portions of this First Supplemental Indenture or part thereof.

Section 6. Counterparts. This First Supplemental Indenture may be simultaneously executed in one or more counterparts, each of which shall be an original and all of which shall constitute but one and the same instrument.

Section 7. Effect of First Supplemental Indenture. Upon the execution and delivery of this First Supplemental Indenture, the Indenture and the Appendices, Exhibits and Annex thereto shall be supplemented in accordance herewith, and this First Supplemental Indenture shall form a part of the Indenture for all purposes, and every Registered Owner of any Obligations hereafter authenticated and delivered under the Indenture shall be bound hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

GOAL CAPITAL FUNDING TRUST 2007-1,
a Delaware statutory trust

By:	WILMINGTON TRUST COMPANY,
not in its individual capacity or personal capacity but solely in its capacity as Delaware Trustee

By	/s/ Jeanne M. Oller
Name	Jeanne M. Oller
Title	Senior Financial Services Officer

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee

By	/s/ William Cardozo
Name	William Cardozo
Title	Vice President

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